Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

BOARDWALK PIPELINE PARTNERS, LP

BOARDWALK PIPELINES, LP

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	Debt Securities(2)	Rule 457(o)	—	—	—	—	—
	Other	Warrants	Rule 457(o)	—	—	—	—	—
	Other	Rights	Rule 457(o)	—	—	—	—	—
	Other	Guarantees of Debt securities(3)	Rule 457(o)	—	—	—	—	—
	Unallocated (Universal) Shelf (1)	—	Rule 457(o)	—	—	$1,500,000,000	$110.20 per $1,000,000	$165,300

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$1,500,000,000(4)(5)		$165,300

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$165,300

(1)

An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion, or exchange of other securities.

(2)

If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $1,500,000,000, less the dollar amount of any registered securities previously issued hereunder.

(3)

Boardwalk Pipeline Partners, LP may guarantee the obligations of Boardwalk Pipelines, LP under some or all of the debt securities. No separate consideration will be paid in respect of any such guarantees. Pursuant to Rule 457(n) of the Securities Act, no separate fee will be payable with respect to the guarantees of the debt securities.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of all securities offered from time to time pursuant to the prospectus included as a part of this Registration Statement exceed $1,500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(5)

There are being registered hereunder an indeterminate principal amount of debt securities and an indeterminate amount of warrants and rights to purchase debt securities. This registration statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder.